            [LETTERHEAD OF DILWORTH, PAXSON, KALISH & KAUFFMAN LLP]


DIRECT DIAL NUMBER:
(215) 575-7000


                                October 30, 1997



VIA EDGAR TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549


     Re:  Prime Motor Inns Limited Partnership

Dear Sir/Madam:

     On behalf of Davenport Management Corporation, a Delaware corporation ("DMC"), we are transmitting herewith via EDGAR for filing under the Securities Exchange Act of 1934, as amended, a preliminary proxy statement relating to the solicitation of proxies by DMC in connection with a proposed Special Meeting of holders of units of limited partnership interests in Prime Motor Inns Limited Partnership.

     Please direct any communications regarding the preliminary proxy statement and related matters to Merritt A. Cole, Esquire (tel. no. (215) 575-7250) or, in my absence, to Gary E. Murphy, Esquire, of this office (tel. no. (215) 575-
7274).

                                    Sincerely yours,

                         DILWORTH, PAXSON, KALISH & KAUFFMAN LLP

                                    By: /s/ MERRITT A. COLE
                                        -------------------------
                                         Merritt A. Cole

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           [Amendment No. ..........]

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  Confidential, for Use by the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      PRIME MOTOR INNS LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)

                        DAVENPORT MANAGEMENT CORPORATION
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[_]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.
     1)  Title of each class of securities to which transaction applies:
         .......................................................
     2)  Aggregate number of securities to which transaction applies:
         .......................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         .......................................................
     4)  Proposed maximum aggregate value of transaction:
         .......................................................
     5)  Total fee paid:
         .......................................................
[_]  Fee paid previously by written preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount previously paid:
                                 ---------------------------------------
     2)  Form Schedule or Registration Statement No.:
                                                      ------------------
     3)  Filing Party:
                       -------------------------------------------------
     4)  Date Filed:
                      --------------------------------------------------

                        DAVENPORT MANAGEMENT CORPORATION


                                                           , 1997
                                              -------------

To the Unit Holders of Prime Motor Inns Limited Partnership:

     The undersigned, Davenport Management Corporation, is seeking your support to remove the present General Partner of Prime Motor Inns Limited Partnership (the "Partnership") at a Special Meeting of Limited Partners to be held on ___, 19__, at 10:30 A.M. local time, at the Holiday Inn in Harmon Meadow, 300 Plaza Drive, Secaucus, New Jersey. The Special Meeting is being called pursuant to Sections 1002(a) and 1504(b)(i) of the Amended and Restated Agreement of Limited Partnership of the Partnership.

     We believe that this action is necessary to revitalize the Partnership and direct it toward a more viable future. DMC believes that the manner in which the business and affairs of the Partnership have been conducted by the present General Partner has been a principal cause of the Partnership's poor financial performance and deprived the Partnership of the opportunity to grow and become profitable. (See "Reasons for DMC's Proposals" in the accompanying Proxy Statement.)

     In the event that the current General Partner is removed, Unit holders will be asked to approve DMC as the new General Partner.

     WE URGE YOU TO VOTE TO REMOVE THE PRESENT GENERAL PARTNER OF THE PARTNERSHIP AND THEREAFTER TO ELECT DMC AS THE NEW GENERAL PARTNER.


                              Very truly yours,


                              DAVENPORT MANAGEMENT CORPORATION

                                PROXY STATEMENT

                        DAVENPORT MANAGEMENT CORPORATION

                       SPECIAL MEETING OF UNIT HOLDERS OF
                      PRIME MOTOR INNS LIMITED PARTNERSHIP

                        To be Held on ________ ___, 1997

     This Proxy Statement and the accompanying Proxy Card are furnished by Davenport Management Corporation ("DMC"), a Delaware corporation, to the holders of units of limited partnership interests ("Units") in Prime Motor Inns Limited Partnership, a Delaware limited partnership (the "Partnership"), in connection with the solicitation of proxies to be voted at a Special Meeting of Unit holders scheduled to be held on [specify day of week], __________ ___, 1997, at 10:30 A.M. local time, at the Holiday Inn in Harmon Meadow, 300 Plaza Drive, Secaucus, New Jersey and at any adjournment or postponement thereof (the "Special Meeting").

     Notice of the Special Meeting has been previously given by Prime-American Realty Corp., the general partner of the Partnership, which stated that the Special Meeting was called pursuant to Section 1504(b)(i) of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement").

     At the Special Meeting, holders of Units will consider and vote upon DMC's proposals to remove Prime-American Realty Corp. as the general partner of the Partnership, to elect DMC as the successor general partner of the Partnership, and to request that the present general partner prepare and submit for approval to the Unit holders a proposal to convert the Partnership (and its subsidiary limited partnership) to a corporation.

     This Proxy Statement and the enclosed Proxy Card are being furnished to Unit holders of the Partnership on or about ____________ __, 1997.

     DMC was incorporated in September 1997 in the State of Delaware. DMC's activities to date have consisted of the preparation of this Proxy Statement and other activities related to the solicitation by DMC of proxies to be voted at the Special Meeting. Jerome S. Sanzo, a Connecticut resident, is the sole officer, director and stockholder of DMC. Mr. Sanzo, individually and jointly with his wife, holds a total of 7,000 Units.

Voting Securities and Record Date; Quorum
-----------------------------------------

     DMC has fixed 5:00 p.m. E.D.T. on _________ ___, 1997, as the record date (the "Record Date") for determination of holders of Units entitled to notice of and to vote at the Special Meeting. Based on information provided by the Partnership, as of the Record Date, there were 4,000,000 Units issued and outstanding. The presence in person or by proxy of Limited Partners collectively holding more than 50% of the Units shall constitute a quorum for the Special Meeting. Each Unit entitles the record holder thereof to one vote; Unit holders do not have cumulative voting rights. Broker non-votes are not counted as votes cast on any matter, if any, to which they relate. The Partnership has no other class of voting securities entitled to vote at the Special Meeting.

Solicitation and Voting of Proxies
----------------------------------

     Eligible Unit holders may vote at the Special Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The persons named on the enclosed proxy card, Jerome S. Sanzo and Martin W. Field, have been designated as proxies by DMC. The proxy solicited hereby, if properly signed and returned to and not revoked prior to or at the Special Meeting, will be voted by the proxies in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your Units will be voted by the proxy holders for each of the proposals as recommended by DMC.

     DMC encourages you to complete and return the Proxy Card in the enclosed envelope as soon as possible even if you intend to attend the Special Meeting. You must return a signed Proxy Card if you want the proxy holders to vote your Units. Any Unit holder of record may revoke such holder's proxy at any time before it is voted at the Special Meeting by giving written notice of revocation to DMC c/o Regan & Associates, Inc., 15 Park Row, New York, NY 10038, by submission of a proxy bearing a later date to Regan & Associates, Inc. or by attending the Special Meeting in person and casting a ballot. A beneficial owner of Units behind a broker or bank would need to vote or modify such owner's vote through its respective broker bank.

     The Proxy Card also authorizes the proxy holders to vote the Units represented with respect to any matters not known at the time this Proxy Statement was printed which may properly be presented for consideration at the Special Meeting.

Solicitation Expenses
---------------------

     The solicitation of proxies will be made principally by mail, and, in addition, following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of DMC personally, by telephone or otherwise. Such persons will not receive fees or other compensation for solicitation. DMC has also retained Regan & Associates, Inc. to assist it in the solicitation of proxies in connection with the Special Meeting. DMC has agreed to pay Regan & Associates, Inc. a fee of up to $13,000 in connection with this solicitation and to reimburse it for certain expenses. DMC has also agreed to indemnify Regan & Associates, Inc. against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal
securities laws.   DMC also will reimburse brokers, banks, custodians and
nominees at current New York Stock Exchange approved rates for sending proxy materials to the beneficial owners of Units and in obtaining their proxies. DMC will bear the entire cost of soliciting proxies in connection herewith, estimated by DMC to be up to approximately $__________ to $___________. Certain of the expenses incurred to date by or on behalf of DMC, including certain fees paid to Regan & Associates, Inc., have been advanced to DMC by Martin W. Field, a Unit holder. DMC may seek reimbursement from the Partnership for such fees and expenses, and, in such event, does not intend to seek Unit holder approval for such reimbursement at a subsequent meeting unless such approval is required under Delaware law.

                   PROPOSAL 1 - TO REMOVE THE GENERAL PARTNER

     DMC requests that you consent to the proposal to remove Prime-American Realty Corp. ("Prime-American" or the "General Partner") as general partner of the Partnership, effective as of __________, [1998], pursuant to Section 1002(a) of the Partnership Agreement, for the reasons set forth below under "Reasons for DMC's Proposals."

     Under the terms of Section 1002(a) the Partnership Agreement, the general partner of the Partnership may be removed, with or without cause, only upon the written consent of Limited Partners who collectively hold the right to vote more than 80% of the Units.

     Section 1002(a) further provides that the right of the Limited Partners to remove the general partner shall not exist or be exercised unless the Partnership shall have received an opinion of independent counsel (who may be regular counsel to the Partnership or its general partner) acceptable to the general partner that removal of the general partner and the selection of a successor general partner will not result in (i) the loss of limited liability of the Partnership as a limited partner in AMI Operating Partners L.P., a Delaware limited partnership ("Operating Partners"), or of any Limited Partner in the Partnership; or (ii) the treatment of the Partnership or Operating Partners as an association taxable as a corporation for federal income tax purposes (unless the Partnership or Operating Partners is already treated in all material respects as an association taxable as a corporation as a result of changes in federal income tax laws). As more fully described under Proposal 3 below, the Partnership has reported that the Partnership, as a publicly-traded partnership, will be taxable as a corporation after December 31, 1997. DMC has, through its counsel, requested that Brown & Wood LLP, counsel to the General Partner, the Partnership and Operating Partners, render the required opinion prior to the Special Meeting.

          Under Section 1002(b) of the Partnership Agreement, notice of the proposed removal and the removal of the General Partner must be served upon the General Partner. The notice must set forth the date on which the removal shall become effective, which date shall not be less than 60 days after the service of the notice upon the General Partner.


               PROPOSAL 2 - TO ELECT A SUBSTITUTE GENERAL PARTNER

     DMC requests that you vote to elect DMC as the substitute general partner of the Partnership, in the event that Prime-American is to be removed as general partner, with DMC to be admitted to the Partnership immediately prior to the effective date of the removal of Prime-American as general partner.

     Under the terms of Section 1002(d) of the Partnership Agreement, a substitute general partner may be elected only upon the written consent of Limited Partners who collectively hold the right to vote more than 50% of the Units. In addition, the person designated to be the substitute general partner must accept and agree to be bound by all of the terms of the Partnership Agreement and shall have provided the Partnership with satisfactory evidence of its authority to become a general partner of the Partnership.

     Finally, under Section 1002(d), DMC may be elected as a substitute general partner only if counsel to the Partnership shall have rendered an opinion that the admission of DMC to the Partnership is in conformity with the Delaware Revised Uniform Limited Partnership Act and that none of the actions to be taken in connection with the admission of DMC as a substitute general partner will cause the termination or dissolution of the Partnership or will cause it to be classified other than as a partnership for federal income tax purposes. DMC has, through its counsel, requested that Brown & Wood LLP, counsel to the General Partner and the Partnership, render the required opinion prior to the Special Meeting.


     PROPOSAL 3 - REGARDING CONVERSION OF THE PARTNERSHIP TO A CORPORATION

     In Item 2 of its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the "Second Quarter 10-Q"), the Partnership reported that, under the Internal Revenue Code, the Partnership, as a publicly traded partnership, will be taxable as a corporation after December 31, 1997. The Partnership further stated that the General Partner was ". . . evaluating the consequences of the transition to corporate form" including, among others, the possibility that transfer of title to Partnership's hotels (the "Inns") might be required and the possible effect of the conversion on the franchise agreements and the liquor licenses for the Inns.

     The Partnership further reported that the "General Partner expects to submit to the Limited Partners a proposal for the merger of the Partnership into Operating Partner [the Partnership's 99%-owned subsidiary, AMI Operating Partners, L.P.] and for the conversion of the surviving partnership to a corporation owned by and managed by a Board of Directors elected by the Unit holders and the General Partner (the "Conversion")." However, no such proposal has been submitted to date. DMC proposes that the Unit holders request that, as contemplated by the Second Quarter 10-Q, the General Partner prepare and submit the Conversion proposal to the Unit holders for approval as promptly as possible.

     Based on publicly available information regarding the Partnership, DMC believes that the Conversion would be advantageous to the Partnership and to the Unit holders for the following reasons:

     1. DMC does not believe that the Partnership's continuing to operate as a partnership while being taxed as a corporation after December 31, 1997, would be in the interests of the Partnership or the Unit holders.

     2. The Conversion would be expected to provide the corporate successor to the Partnership with potentially greater access to capital markets at a potentially lower cost of capital and thereby enhance its ability to fund future growth. In this regard, the Conversion should expand the Partnership's potential investor base to a broader array of investors (e.g. pension plans, mutual funds and other institutional investors) who do not typically invest in publicly traded limited partnerships because of tax and other considerations. Conversion also could result in increased research coverage of the Partnership by investment analysts. Such factors are likely to result in greater trading activity and liquidity for the common stock of the successor corporation, as compared to the Units.

     3. Operating in corporate form should provide the Partnership with greater flexibility to consummate acquisitions, including the use of capital stock as acquisition consideration.

     4. The Conversion will simplify the Partnership's organizational structure and reduce significantly the costs of tax reporting for the Partnership and Unit holders.

     5. Management would be the responsibility of the board of directors of the successor corporation, rather than of a general partner of the Partnership. The board of directors would be elected directly by holders of the common stock of the successor corporation.

     Accordingly, DMC believes that the Limited Partners should be given the opportunity to consider and to vote upon the Conversion.

                           REASONS FOR THE PROPOSALS

Introduction
------------

     The troubled history of the Partnership and its operating difficulties, poor financial condition and weak prospects are described in detail in the publicly available annual and quarterly reports which the Partnership has filed with the Securities and Exchange Commission including the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") and, most recently, the Second Quarter 10-Q. DMC believes that the removal of Prime-American as General Partner is necessary in order to end the conduct of the Partnership's business and affairs in a manner which has resulted, and would, if not halted, continue to result in the diminishment of Unit holder value. The deteriorating situation calls for immediate and decisive action to improve the Partnership's prospects and to return the Partnership to profitability. However, the Partnership does not appear to have a viable plan to accomplish these objectives.

     Unless otherwise indicated the information set forth below regarding the Partnership's business, operations and financial condition is taken from either the 1996 10-K or the Second Quarter 10-Q.

     The following examples indicate the extremely poor condition of the Partnership's business, operations and financial condition:

     1. The Partnership has recorded a net loss in each of the past five years, and no distributions were paid to Unit holders during that period. The Partnership recorded a net loss of $540,000, or $0.13 per Unit, for the six months ended June 30, 1997.

     2. The total partners deficit increased from $15,733,000 at December 31, 1995, to $17,921,000 at December 31, 1996. The deficit increased further to $18,461,000, at June 30, 1997, as reported in the Second Quarter 10-Q.

     3. The Partnership's independent accountants, Coopers & Lybrand, LLP, in their report dated February 21, 1997, on the Partnership's consolidated financial statements for the year ended December 31, 1996, stated that "the Partnerships have incurred significant operating losses and have a capital deficit at December 31, 1996. These matters raise substantial doubt about the Partnership's ability to continue as a going concern."

     4.  The Units were delisted by the New York Stock

         Exchange effective June 20, 1997, and presently trade on the Nasdaq Over-the-Counter Bulletin Board. The Units were delisted because the aggregate market value of the Units, the three-year average net income of the Partnership and the net tangible assets of the Partnership available to the Units fell below the exchange's continued listing criteria.

     5. Holiday Inns, Inc. ("HII"), the franchisor for the Inns, has informed the Partnership that it might not renew the franchise agreements for a majority of the Inns because the Inns no longer meet the required standards under the Franchise Agreements. As more fully described below under "The DMC Plan of Action," the HII Product Improvement Plans ("PIPs") would require capital expenditures for the Inns whose franchises expire in 1997 in the aggregate amount of approximately $13,000,000. (However, the Partnership has listed for sale two of the Inns.) As reported in the Second Quarter 10-Q, it is anticipated that capital improvements for the PIPs will be funded through additional financing, if available, but that there can be no assurance that additional financing will be available. Without addtional financing, the Partnership may lose its franchises.

     In addition to the apparent lack of any viable plan to return the Partnership to profitability, the Partnership, as noted above, has reported that, as a publicly traded partnership, it will be taxable as a corporation after December 31, 1997, and that the General Partner expected to submit to the Limited Partners a proposal for the conversion of the Partnership and its 99%- owned subsidiary, Operating Partners, to a corporation in a multi-step transaction. As of the date of this Proxy Statement, the General Partner has in fact not submitted any such proposal, and a representative of the General Partner has indicated to Mr. Sanzo's respresentatives that no such proposal is currently being prepared. DMC and Sanzo believe that the Unit holders require more active and attentive management focused on enhancing the value of the Unit holders' investment. Given the poor financial and operational performance of the Partnership, the lack of any apparent viable plan by the General Partner and its management for the survivability and future development of the enterprise, and the fact that the taxation status of the Partnership remains unaddressed, DMC recommends that the present General Partner be removed immediately as a first step to improving the status of the Unit holders' investment.

     Jerome S. Sanzo has devoted considerable time and energy to analyzing the affairs of the Partnership based upon publicly available information and upon his extensive knowledge of and experience in the hotel industry and hotel finance. (See "Background and Experience of DMC's Principal, Jerome S. Sanzo.") Mr. Sanzo has developed a plan of action for the Partnership, the essential elements of which consist of:

     . Refinancing or restructuring the senior indebtedness of the Partnership.

     . The sale or other disposition of the Partnership's underperforming properties and their replacement with stronger properties.

     . Renegotiation of the Partnership's franchise agreements relating to certain of the Partnership's properties with HII.

     . A review of the performance of the Managing Director of the General Partner and of the current operational manager of the Partnership.

     . An increase in the efficiency of the operation of the Partnership's properties, particularly through expense reduction and control.

     . Conversion of the Partnership and its 99%-owned subsidiary, Operating Partners, to corporate form.

A description of each of these elements is set forth below. DMC believes that there is a significant likelihood the objectives described above can be achieved if promptly and aggressively pursued. DMC is aware that, as reported in the Second Quarter 10-Q, the Partnership has taken and desires to take certain action which would be consistent with the plan of action proposed by DMC. For example, the Partnership reported that it has listed for sale two older Inns which have a dated appearance and which, in the opinion of the General Partner, will not produce a sufficient return to justify the costs to complete the PIP's required by HII and the franchise fees for renewal of their franchises. In addition, the Partnership has reported, among other things, that it is actively investigating possibilities for financing the PIP's and will continue to seek to make arrangements with HII for the renewal of the franchises for the Inns which the Partnership desires to retain. However, DMC believes that the efforts of the General Partner on behalf of the Partnership have not been adequate.

The DMC Plan of Action
----------------------

     If the Unit holders remove the present General Partner of the Partnership and elect DMC as the new General Partner, DMC will immediately act to implement the plan described below. The plan will be subject to modification by DMC, should it be elected general partner of the Partnership, to reflect additional information it shall obtain after gaining access to the books and records of the Partnership.

     1.   Refinancing or Restructuring of Senior Indebtedness
          ---------------------------------------------------

     At June 30, 1997, the Partnership had long term indebtedness in the amount of $65,715,000, consisting of Mortgage Notes in the amount of $54,215,000 and borrowings under a "Priming Loan" in the amount of $11,500,000. (These credit facilities are more fully described in the 1996 10-K.) The Partnership reported in the 1996 10-K that it then was currently in compliance with all covenants and requirements of the Restated Loan Agreement for the Mortgage Notes and of the Priming Loan.

     The Partnership incurred interest expense in the amount of $3,029,000 for the six months ended June 30, 1997. DMC believes that the onerous level of debt service has hindered the Partnership's growth and performance. Mr. Sanzo has already had several informal discussions with representatives of the Mortgage Note holders concerning the status of the Partnership's senior debt and DMC's proposed plan of action for the Partnership. A change in control of the Partnership and the conversion of the Partnership to corporate form could be considered defaults by the Mortgage Note holders. No agreement or commitment has resulted from these discussions.

     Mr. Sanzo also has had discussions with representatives of several major international investment banks concerning their potential interest in financing the Partnership (or a corporate successor, in the event of a conversion of the Partnership to corporate form). Such a financing might be accomplished through a conduit or securitized mortgage program and also might involve the conversion of some of the Partnership's senior secured debt to equity. DMC believes that in the current state of the capital markets, it may be possible to reach agreement with existing and/or new lenders to refinance the existing debt at interest rates more favorable than those currently incurred by the Partnership. While no commitments or agreements have been obtained, Mr. Sanzo believes that such a financing is possible in connection with the implementation of DMC's business plan. DMC intends to pursue aggressively such financing upon its election as general partner of the Partnership.

     2.   Sale and Replacement of Underperforming Properties
          --------------------------------------------------

     A key element of revamping the Partnership's operations is the replacement of the Partnership's underperforming and older hotels with physically and financially more attractive properties with the object of increasing revenues and profits. These dispositions may include the Holiday Inns known as Pikesville, Lancaster Route 501, York-Market Street, Moravia and Hazelton. DMC would also consider a disposition of the hotel at Frederick, Maryland, which it believes would require the expenditure of approximately $2,000,000 for improvements to maintain its HII franchise.

     In conjunction with restructuring or refinancing the existing debt of the Partnership, and conversion of the Partnership to a corporation (as discussed below), DMC believes that the successor corporation would be well positioned to bid for and acquire additional suitable properties in exchange for shares of common stock or other equity securities of the successor corporation. DMC believes such a course of action, coupled with the improved operating efficiencies proposed below, would be advantageous to the shareholders of the successor corporation. Such acquisitions would provide the new corporation with the opportunity to expand its revenue base, create greater economies of scale in its operations, improve the net income allocable to shareholders, and enhance the market value of the enterprise. DMC has already explored certain hotel properties within the Eastern United States as potential acquisition candidates, although DMC has not indicated that it was acting on behalf of the Partnership or the proposed successor corporation. Mr. Sanzo has had discussions with Martin
W. Field, a Unit holder, concerning several profitable hotels owned or controlled by him. Although an intensive analysis of these potential acquisition candidates has not been completed, DMC believes that such potential acquisitions could be made on terms favorable to the enterprise and can enhance shareholder value. However, there can be no assurance that these or subsequent efforts to identify potential acquisition candidates and thereafter to consummate any such acquisition on terms favorable to the successor corporation will be successful.

     3.   Renegotiations of Arrangements with Holiday Inns, Inc.
          ------------------------------------------------------

     The Partnership reported the following in its Quarterly Report:

          The "Holiday Inn" franchises of ten of the Inns were to expire on June 30, 1997 and the franchises of two additional Inns will expire on December 31, 1997. Before the renewal of an expiring franchise for any "Holiday Inn" property, the property is inspected by HII and that inspection forms the basis for a PIP, the completion of which is a condition to the renewal of the franchise for the property. Prior to December 31, 1995, HII had inspected and prepared PIPs for ten of the Inns whose franchises expire in 1997. During the second quarter of 1996, HII inspected and prepared PIPs for the remaining two Inns whose franchises expire in 1997 (though HII had previously indicated that it might not renew those franchises and, accordingly, had not prepared PIPs for those Inns). Based on those PIPs, and on analyses by W&H, Operating Partners estimated the cost of the capital expenditures to be in the range of $13,000,000, although Operating Partners believed that the scope of work and related costs would be subject to negotiation. In June 1997, the Partnership requested that HII extend the expiration of the ten Inns. HII agreed to extend the franchise expirations for the ten Inns to August 29, 1997 and prepared revised PIPs.

     During the process of disposition and acquisition of hotels, DMC will attempt to negotiate appropriate arrangements with the Partnership's franchisor, HII. These arrangements will include short term franchise extensions for the hotels proposed to be sold and long term extensions for the retained hotels. An agreement with HII will also be necessary regarding its PIP. Sanzo has discussed financing the PIP requirements for retained hotels as part of the general refinancing of the senior secured debt.

     4.   Review of Contract with Operational Manager and Consulting Services
          -------------------------------------------------------------------
          Agreement.
          ---------

     Operating Partners entered into a management agreement with Winegardner & Hammons, Inc. ("W&H") pursuant to which W&H manages the Inns. Effective
January 4, 1997, the initial term of the W&H Management Agreement was extended for four years, through 2000, and a provision was added to the W&H Management Agreement which grants to either the Partnership or W&H the right to terminate the agreement, without penalty, at any time without cause, upon at least 90 days prior written notification to the other party. However, under the Priming Loan and Restated Loan Agreements, approval by the Mortgage Lenders and Priming Lenders would be required for the Partnership to elect to terminate the W&H Management Agreement.

     Considering the required PIP renovations, dispositions of underperforming hotels and potential acquisition of new hotels, DMC will review the W&H Management Agreement to determine whether the agreement should remain in effect or be terminated. DMC has not conducted such review and cannot predict the outcome of the review, if conducted.

     In its 1996 10-K, the Partnership reported that, in 1994, S. Leonard Okin, Managing Director of the General Partner, entered into a Consulting Services Agreement (the "Consulting Services Agreement") with the Partnership, Operating Partners and the General Partner, giving him authority to make day to day operating decisions for the Inns. Under the Consulting Services Agreement, Mr. Okin, as an independent contractor, performs on behalf of the Partnership, Operating Partners and the General Partner, the services normally performed by, and exercises the authority normally assumed or undertaken by, the chief executive officer of a corporation. The Consulting Services Agreement has been extended on a yearly basis for a current term ending December 31, 1997. Unless the parties or the Lenders exercise their rights to terminate the Consulting

Services Agreement, it will be extended automatically for successive twelve-month periods. The Consulting Services Agreement is terminable, among other reasons, for cause; by 30 days prior written notice from the Partnership, Operating Partners, or the General Partner to Mr. Okin of their election not to renew the agreement at the expiration of the initial or any renewal term; or by 60 days prior written notice from Mr. Okin to the General Partner of Mr. Okin's election at any time to terminate the agreement.

     5.   Increased Efficiency of Operations
          ----------------------------------

     DMC believes that new, aggressive management is needed to work toward enhancement of Unit holder value through a fresh and vigorous approach to the improvement of the Partnership's operations. Although there can be no assurance given, DMC believes that those of the existing properties which would not be disposed can be operated more efficiently through expanded and more thorough attention to expense controls and reductions. As an example, as noted in the 1996 10-K, "Other" expenses increased 8.43% from $7,718,000 to $8,369,000 for the year 1996, while Total Revenues increased 4.45%. In the Second Quarter 10-Q, the Partnership reported "Other" expenses in the amount of $4,205,000 for the six months ended June 30, 1996. DMC believes that expenses should be brought into line with industry standards, although no assurance can be given that DMC will succeed in this effort.

     6.   Conversion of Partnership to a Corporation
          ------------------------------------------

     As noted above, DMC believes that it would be in the best interests of Unit holders for the Partnership and Operating Partners to convert into a corporation. In order to effect such a conversion, a Delaware corporation ("Newco") will be formed into which the Partnership and Operating Partners would be merged. Shares of common stock of Newco will be issued proportionally to the Unit holders of the Partnership. A substantial amount of additional common stock would be authorized and would be available for use in acquisitions and other transactions.

     Newco would be managed by a Board of Directors elected by the former Unit holders who had received common stock in the Conversion. Mr. Sanzo would seek to be nominated to serve on the Board of Directors of Newco and to serve as an executive officer of Newco.

     Neither DMC nor Mr. Sanzo have made any agreements or arrangements whatsoever with any person regarding the operation of the Partnership or the management of any successor corporation.


                       BACKGROUND OF DMC's PROXY SOLICITATION

Prior Discussions with Partnership
----------------------------------

     During the course of conversations between Mr. Sanzo and Martin W. Field, Mr. Sanzo became aware of the Partnership and thereafter Mr. Sanzo reviewed and analyzed publicly available information regarding the business and operations of the Partnership. Based on his analysis, Mr. Sanzo believed that the Partnership had the potential for good long-term prospects in the hands of new management.

     During 1997, Mr. Sanzo had two meetings and several discussions with Mr. Okin, Managing Director of the General Partner, and with representatives of the General Partner and the Partnership to discuss the troubled financial condition and poor prospects of the Partnership. During these discussions, Sanzo requested the resignation of the

General Partner and proposed a plan of action essentially similar to the DMC Plan of Action described in this Proxy Statement. Sanzo believes that the General Partner to this date generally has been unreceptive to these proposals.

The Special Meeting
-------------------

     By letter to the General Partner, dated June 19, 1997 (the "June Letter"), on behalf of persons holding more than 25% of the Units, a special meeting of Limited Partners was requested for: (i) consideration of the question of the removal of the General Partner of the Partnership pursuant to Section 1002 of the Partnership Agreement; and (ii) the election of a new General Partner as provided in Section 1002(d). In a separate letter of the same date, counsel to the General Partner and Partnership were informed that certain individuals intended to propose that the General Partner be replaced by a new corporate general partner owned and controlled by Mr. Sanzo.

     In late September 1997, the General Partner gave notice that a special meeting of all partners of the partnership would be held on November 5, 1997, at the request of certain Unit holders for the removal of Prime-American as General Partner, and if Prime-American is removed, the election of DMC as the substitute General Partner.

    The General Partner was subsequently asked to amend the notice to state that, at the special meeting, a proposal would be voted upon to request that the General Partner put the Conversion before the Unit holders for consideration and vote.

     In October 1997, representatives of DMC and the General Partner agreed that the special meeting should be postponed to a date to be mutually agreed upon so that, in the event that the General Partner should determine that a special meeting should be held to consider and vote upon the Servico Offer, described below, a single special meeting could be held to vote upon both the proposal for the removal of the General Partner and related proposals and the Servico Offer.

Invitation to Mr. Sanzo to Bid for Hotels.
-----------------------------------------

     By letter dated September 11, 1997, sent to Mr. Sanzo by W&H on behalf of the General Partner (the "Offer Letter"), W&H offered to sell to Mr. Sanzo the Inns owned by the Partnership by acquiring the equity in the Partnerships that own the Inns. Mr. Sanzo rejected the offer by letter to the General Partner dated September 25, 1997. Mr. Sanzo stated, among other things, that he firmly believed that

     . . . the highest value to the unitholders would be achieved through a restructure of the Partnership's affairs. Such a restructure could include, but might not be limited to, changes in the Partnership's debt structure, asset mix and operations.

     A sale of the hotel properties at this time would most likely be regarded by the market as a distress or "fire" sale, and accordingly, could not be expected to generate full value for the Unit holders.

The Servico Offer
-----------------

     On September 30, 1997, Servico, Inc., an owner and operator of hotels ("Servico"), announced that it had made an offer (the "Servico Offer") to purchase the 99% partnership interest which the Partnership owns in Operating Partners for $8,000,000 in cash. Servico also made an offer to purchase the remaining one per cent of Operating Partners which is not owned by the Partnership.

     Mr. Sanzo has informed the General Partner that he opposes the Servico
Offer.

         BACKGROUND AND EXPERIENCE OF DMC'S PRINCIPAL, JEROME S. SANZO

     Mr. Sanzo, age 44, has worked for nearly two decades in banking and the capital markets in the United States and internationally. His experience has included work in senior and subordinated debt underwriting, real estate finance, real estate investment management, hotel management, project finance, corporate finance, and other related activities. Sanzo has worked in the capital markets in the U.S., Asia, and the South Pacific, and in particular, over 13 years experience in real estate matters in this country and abroad.

     For the past eight years, Sanzo was originally head of all North American Real Estate Finance and then Manager of all Asset Based and Corporate Finance activities in North America for Banque Indosuez, now know as Credit Agricole Indosuez ("Indosuez"). In the latter function, Sanzo was responsible for all Commercial and Corporate Finance activities, in addition to all Real Estate Debt and Equity activities, in North America for Indosuez. This included at its peak a loan portfolio of approximately $2 billion, and portfolios of real estate properties owned by clients of Indosuez, and by Indosuez directly, aggregating over $90 million in value as measured by property sales.

     During the period of 1990 through 1997, Sanzo was President of several Indosuez subsidiaries and/or subsidiaries of clients of Indosuez, which companies owned buildings in California, Texas, Illinois, Michigan, Virginia, New Jersey, New York and Connecticut. These included office buildings, warehouses, shopping centers, and hotels. On behalf of a group of foreign financial institutions including Indosuez, Sanzo was President and Director of Conference Center Interests, Inc., which from 1992 through 1994 owned a 340 room, luxury conference center/resort near a major airport in Virginia. During this period, Sanzo had ultimate responsibility over all management negotiation, hiring and termination issues, budgets, marketing efforts, operational issues, and capital expenditure requests.

     During the 1990's, Sanzo was also President and Director of two subsidiaries of Indosuez which owned an approximately 135 room hotel in Texas, and an approximately 100 room airport hotel in Michigan. He had essentially the same responsibilities and success with both of these properties, i.e., control and responsibility of all management, operational, capital expenditure, and divestment issues.

     Further, during the period of 1989 through 1997, all North American hotel related financing activities for Indosuez reported to Sanzo. At its peak, an aggregate of over $250 million in loans and letters of credit for borrowers and developers in the hospitality industry were the responsibility of Sanzo.

     In 1994, Sanzo was also named the executive in charge of all North American restructuring and workout activities, including corporate and real estate debtors in non-performing or underperforming situations.

     In addition to those activities, Sanzo was named Managing Director and elected to the Managing Board of two real estate investment funds which were owned by overseas investors and publicly traded on the Amsterdam Stock Exchange. These funds, IPNA II N.V. and IPNA III N.V., owned real properties across the U.S., and as Managing Director, Sanzo was responsible for formulating and executing all business and capital strategies, including leasing, operations, capital structure, tax, capital expenditure, property management, and all other related activities of these funds.

     While at Indosuez, Mr. Sanzo served as the bank officer in charge of certain credit facilities for two of Mr. Field's hotels.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                              OF THE PARTNERSHIP

     As reported by the Partnership in the 1996 10-K, the following table sets forth, as of December 31, 1996, the number of Units owned by the officers and directors of the General Partner and by all persons owning of record or, to the knowledge of the Partnership, beneficially more than 5% of the outstanding Units.



                                               Ownership of Units
                                   -------------------------------------------

                                      Number                       Percentage
                                     of Units     Total No. of      of Units
  Name & Address of Owner              Held        Units Held     Outstanding
---------------------------------  ------------  --------------  -------------
S. Leonard Okin
c/o Prime-American Realty Corp.
P.O. Box 230
Hawthorne, NJ  07507-0230              1,000          1,000         0.025%
                                       -----          -----         ------
Jerome & Marcella Yunger, as
Trustees
5039 Mesa View Drive
Las Vegas, NV  89120                 174,800

Roxanne Rose Yunger
5039 Mesa View Drive
Las Vegas, NV  89120                 129,400        304,200 (1)     7.605% (1)
                                     -------        -------         ------

(1) Includes 174,800 Units held of record by Mr. & Mrs. Yunger as Trustees of the Jerome J. and Marcella M. Yunger Family Trust and 129,400 Units held of record by Roxanne Rose Yunger. The Partnership has no knowledge as to the beneficial ownership of such Units.


     DMC has been informed by Martin W. Field that, at October 29, 1997, Mr. Field and his wife, Kathleen P. Field, jointly held 99,500 Units, constituting approximately 2.5% of the outstanding Units. In addition, a limited partnership of which Mr. Field is general partner held 25,000 Units, constituting approximately 0.6% of the outstanding Units.

     DMC further understands that, at October 29, 1997, a trust organized by Mr. Field in 1993 for the benefit of certain of his children (the "Trust") held 117,600 Units, constituting approximately 2.9% of the Units. The trustee of the Trust, who is unaffiliated with Mr. Field, has sole dispositive and voting power with respect to Units held by the Trust. Accordingly, Mr. Field disclaims beneficial ownership of the Units held by the Trust.




               ADDITIONAL INFORMATION REGARDING THE PARTNERSHIP

     Certain additional information regarding the Partnership and its business and financial condition and concerning the General Partner and the officers and directors of the General Partner is set forth in the 1996 10-K. Reference is also made to the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and its Second Quarter 10-Q.

PLEASE INDICATE YOUR SUPPORT OF DMC'S PROPOSALS TO REMOVE THE GENERAL PARTNER AND TO ELECT DMC AS THE NEW GENERAL PARTNER BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT IN THE ENCLOSED ENVELOPE. (NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES).

     If you have any questions or require any additional information concerning this Proxy Statement or the Special Meeting, please contact Regan & Associates, Inc., 15 Park Row, New York, New York 10038, tel. no. (800) 737-3426. If any of your Units are held in the name of a brokerage firm, bank, bank nominee or other institution, only it may vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to indicate a vote "FOR" DMC's proposals and to sign, date and return the enclosed proxy card as soon as possible.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD PROMPTLY.

                                     PROXY

                        DAVENPORT MANAGEMENT CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF DAVENPORT MANAGEMENT CORPORATION FOR USE AT A SPECIAL MEETING OF UNIT HOLDERS OF PRIME MOTOR INNS LIMITED PARTNERSHIP TO BE HELD ON ____________ ___, 1997.

The undersigned hereby appoints Jerome S. Sanzo and Martin W. Field as proxies of the undersigned, with full power of substitution, to vote, as specified herein, all units of limited partnership interest ("Units") of Prime Motor Inns Limited Partnership (the "Partnership") owned on the record date by the undersigned at the Special Meeting of Unit Holders to be held on ____________ ___,1997, and any postponement or adjournment thereof.

DAVENPORT MANAGEMENT CORPORATION RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING
PROPOSALS:

1. PROPOSAL TO REMOVE PRIME-AMERICAN REALTY CORP. AS CURRENT GENERAL PARTNER OF THE PARTNERSHIP

                         FOR        AGAINST       ABSTAIN
                     ---        ---           ---

2. PROPOSAL TO APPOINT DAVENPORT MANAGEMENT CORPORATION AS THE NEW GENERAL PARTNER OF THE PARTNERSHIP

                         FOR        AGAINST       ABSTAIN
                     ---        ---           ---

NOTE:  PROPOSAL 2 WILL BE ACTED UPON ONLY IF PROPOSAL 1 IS APPROVED.

3. PROPOSAL TO REQUEST THAT THE GENERAL PARTNER PREPARE AND SUBMIT TO THE LIMITED PARTNERS A PROPOSAL FOR THE CONVERSION OF THE PARTNERSHIP TO A CORPORATION

                         FOR        AGAINST       ABSTAIN
                     ---        ---           ---
THE UNITS REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNIT HOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE.

                                    Dated:                  , 1997
                                            ----------------


                                    -------------------------------------------
                                                    (Signature)


                                    -------------------------------------------
                                                    (Title)


                                    -------------------------------------------
                                                    (Signature)


                                    -------------------------------------------
                                                    (Title)

                                    IMPORTANT:  Each joint owner should sign.
                                    Executors, administrators, trustees and
                                    others signing in a representative capacity should give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.